Exhibit 10.5
CONSULTING AGREEMENT
     This agreement dated this 1st day of July, 2008 (the “Effective Date”), is executed by and between MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), located at 20425 Seneca Meadows Parkway, Germantown, MD 20876, and John S. Thievon (the “Consultant”), located in Denton County, Texas (the “Agreement”).
     WHEREAS, Equity Group Investments, LLC (“EGI”) and the Company have entered into a Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that the Company will sell to EGI (i) 30,303,030 shares of the authorized but unissued shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) and (ii) a warrant to purchase an aggregate of 12,121,212 shares of Common Stock (such transaction known as the “Transaction”);
     WHEREAS, the Consultant and the Company have entered into an employment agreement (the “Employment Agreement”) of even date herewith contingent upon the Closing (as defined in the Purchase Agreement) of the Transaction, and effective as of the Closing Date (as defined in the Purchase Agreement) of the Transaction (such effective date of the Employment Agreement referred to herein as the “Commencement Date”);
     WHEREAS, the Company desires to obtain consulting services from Consultant commencing on the Effective Date, which the parties intend to be provided pursuant to such terms and conditions as are set forth in this Agreement; and
     WHEREAS, based on the nature of the relationship that the parties intend to establish, the Company hereby engages the Consultant as an independent contractor and the Consultant shall hereby provide consulting services on the terms and conditions provided and described in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as herein contained, the parties hereto agree and contract as follows:
1)	The term of this Agreement (the “Term”) shall commence on the Effective Date and shall automatically terminate immediately and become null and void upon the earlier to occur of (i) the Commencement Date, (ii) the termination of the Purchase Agreement pursuant to Section 7 thereof, (iii) the Consultant’s cessation of services to the Company provided hereunder, or (iv) a termination of this Agreement pursuant to Paragraph 11.
2)	Commencing on the Effective Date, the Consultant shall provide such consulting services with respect to the business of the Company as the Company reasonably requests. The consulting services that may be requested of Consultant shall be of a nature that reflects and is consistent with Consultant’s skills, experience, expertise and services. The Consultant shall perform such services in a thorough, efficient, and workmanlike manner, promptly and with due diligence and care, and in accordance with that standard of care and skill ordinarily exercised by members of the profession performing similar services. In addition, Consultant shall comply with all applicable federal, state and local statutes, ordinances and regulations in the course of performing such objectives.
3)	Consistent with the parties’ intent that the relationship created by this Agreement be that of service recipient and independent contractor, Consultant shall retain the exclusive right to control and direct all details of the services that Consultant performs hereunder, including where, when and how the services are to be performed. Consultant’s failure to accomplish the services by the applicable deadline, however, shall constitute a material breach of this Agreement, unless the Company agrees to an extended deadline.
4)	During the Term, Consultant shall not be eligible to participate in any benefit programs that the Company now or hereafter maintains for its employees with respect to services performed hereunder, and Consultant hereby waives any such right to participate in the programs. This waiver of any right to participate in Company-sponsored employee benefit programs represents a material component of the terms of compensation agreed to by these parties and is not in any way conditioned on any representation or assumption concerning status of Consultant with respect to the Company as an employee or independent contractor.
5)	For all purposes, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding and any and all other federal, state and local laws, rules and regulations, Consultant shall be treated as an independent contractor and not as an employee with respect to the Company.
6)	Consultant acknowledges and agrees that Consultant shall be responsible (as a self-employed individual) for filing all tax returns, tax declarations and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by Consultant under this Agreement. The Company will neither pay nor withhold any employment taxes with respect to the compensation it pays Consultant. Rather, the Company will report the amounts it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions.
7)	Consultant’s fees for services provided under this Agreement shall annually be Five Hundred Thousand USD ($500,000) pro-rated and paid on a monthly basis for the full and partial months during the Term, plus reasonable expenses as approved in accordance with Company policies. The Company will not reimburse Consultant for any other expenses incurred in connection with the performance of services hereunder unless otherwise agreed by the Company. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree that any amount reimbursed hereunder for one calendar year shall not affect the amounts reimbursed for other calendar years, and all reimbursement payments, if any, shall in all events be made no later than the end of the calendar year following the calendar year in which the applicable expense is incurred.

8)	The Consultant reserves the right to, and intends to, perform services for others, so long as the performance of such services does not interfere with the performance of services hereunder.

9)	The Consultant recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and thereafter, the Consultant shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the “Proprietary Information”) revealed, obtained or developed during the Term of the Agreement. Proprietary Information shall include any confidential or proprietary information or trade secrets relating to any patents or other intellectual property assigned by the Consultant to the Company. Proprietary Information also shall include, but shall not be limited to the intangible personal property described in Paragraph 10 hereof and, in addition, technical information, including research design, results, techniques and processes; apparatus and equipment design; computer software; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, Proprietary Information shall include all information and materials received by the Company or Consultant from a third party subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict Consultant’s ability to make such disclosures during the Term of the Agreement as may be necessary or appropriate to the effective and efficient discharge of the duties required by the Agreement or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict Consultant from divulging or using for his/her own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Consultant’s breach of this Paragraph 10. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. The obligations of this Paragraph 10 shall survive the termination of this Agreement.

10)	All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Consultant shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company, unless necessary or appropriate for the performance of Consultant’s duties under this Agreement and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Consultant shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the expiration of the Term of this Agreement, Consultant shall return to the Company all originals and copies of the foregoing then in his/her possession or under his/her control, whether prepared by Consultant or by others.
The Consultant acknowledges that all right, title and interest in and to any and all writings, documents, inventions, discoveries, ideas, developments, information, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether patentable or non-patentable or whether reduced to written or electronic form or otherwise) that Consultant creates, makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the Term, whether during working hours or at the Company’s facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, (collectively, “Intellectual Work Product”) shall be the sole and exclusive property of the Company. Consultant shall promptly disclose to the Company all Intellectual Work Product, and Consultant shall have no claim for additional compensation for the Intellectual Work Product, except for any excluded Intellectual Work Product that is wholly unrelated to the pharmaceutical industry, in the broadest sense, provided that such Intellectual Work Product is not conceived, discovered or developed, either solely or jointly with any other person during working hours or at the Company’s facility or using any other Company resource.
The Consultant acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Intellectual Work Product, Consultant hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Consultant may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto. Consultant shall reveal promptly all information relating to any such Intellectual Property to the board of directors of the Company, and, at the Company’s expense, shall cooperate with the Company and execute such documents as may be necessary or appropriate (i) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Work Product, and when such protection is obtained, renew and restore the same, or (ii) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

In the event the Company is unable after reasonable effort to secure Consultant’s signature on any of the documents referenced in this Paragraph 13, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on the behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by Consultant.

Consultant represents that the innovations, designs, systems, analyses, ideas, and all copyrights, patents, trademarks and trade names, or similar intangible personal property (collectively, the “Pre-existing Property”) identified on Schedule I hereof comprise all of the innovations, designs, systems, analyses, ideas and all copyrights, patents, trademarks and trade names, or similar intangible personal property that Consultant has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Paragraph 13. In the event that Consultant learns of any Pre-existing Property that he inadvertently failed to include in Schedule I, and the circumstances surrounding the failure of such inclusion are reasonably satisfactory to the Company, Consultant and the Company shall jointly amend Schedule I to include such property. The obligations of this Paragraph 12 shall survive the termination of this Agreement.

11)	This Agreement may be terminated (i) by one party hereto upon a material breach of the Agreement by the other party hereto (the “Breaching Party”) and notice of such breach given by the first party to the Breaching Party, in which case the termination shall be effective on the date the notice is received by the Breaching Party, or (ii) upon mutual written agreement of the parties hereto.

12)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Any and all disputes arising out of, relating to the performance of services contracted for under, this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereto then prevailing. Such arbitration shall be final and binding upon the parties, and shall be the sole and exclusive remedy of the parties with respect to any dispute arising out of, relating to, or resulting from the interpretation of the terms of this Agreement, or any breach thereof. The costs of such arbitration shall be borne equally by the parties. Notwithstanding the foregoing provisions of this Paragraph 12 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but instead shall be submitted to a court of law having appropriate jurisdiction. This Paragraph 12 shall survive the termination of this Agreement.

13)	This Agreement shall constitute the entire written agreement between the parties, and shall supersede any and all agreements or understandings in effect between the parties hereto; provided, however, that this Agreement shall not affect in any way the rights and obligations of the Company and Consultant under the Employment Agreement. This Agreement may not be modified except by written agreement executed by the parties hereto.
14)	Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing such provision or provisions, so as to be enforceable to the maximum extent comparable with the applicable law as such law shall then be.
15)	No breach of any provision hereof can be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same, or any other provision.
16)	Any notice required or permitted under this Agreement shall be in writing and shall be deemed given upon the earlier of (a) when it is personally delivered, (b) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested or (c) two (2) days after having been sent by recognized overnight delivery service, in all cases sent to the address first set forth above, or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth herein.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIDDLEBROOK PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Edward M. Rudnic	/s/ John S. Thievon

Name:	Edward M. Rudnic, Ph.D.	Name:	John S. Thievon
Title:	President & Chief Executive Officer	TIN: